Exhibit 3(ii)
NextEra Energy, Inc.

AMENDED AND RESTATED BYLAWS

ARTICLE I.  MEETINGS OF SHAREHOLDERS

Section 1.                      Annual Meeting.  The annual meeting of the shareholders of the Corporation shall be held at the time and place designated by the board of directors of the Corporation.

Section 2.                      Special Meetings.  Special meetings of the shareholders may be called by the chairman of the board of directors or the president or the secretary of the Corporation and shall be called upon the written request of a majority of the entire board of directors or the holder or holders of not less than a majority of all the outstanding shares of stock of the Corporation entitled to vote on the matter or matters to be presented at the meeting.  Such request shall state the purpose or purposes of the proposed meeting.  No business shall be conducted at any special meeting other than the business for which the special meeting is called as set forth in the notice of the special meeting.  Special meetings shall be held at the time and place designated by the chief executive officer of the Corporation.

Section 3.                      Place and Presiding Officer.  Meetings of the shareholders may be held within or without the State of Florida.

Meetings of the shareholders may be presided over by the chairman of the board, the president or any vice president.  The secretary of the Corporation, or any person chosen by the person presiding over the shareholders' meeting, shall act as secretary for the meeting.

Section 4.                      Notice.  Written notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than sixty days before the meeting, personally, by United States mail, or in such other manner as may be permitted by law, by or at the direction of the chairman of the board, the president, the secretary, or the officer or persons calling the meeting.  If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the shareholder at his or her address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid.

Section 5.                      Notice of Adjourned Meetings.  When a meeting is adjourned to another time or place, it shall not be necessary to give any notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, and at the adjourned meeting any business may be transacted that might have been transacted on the original date of the meeting.  If, however, after the adjournment the board of directors fixes a new record date for the adjourned meeting, a notice of the adjourned meeting shall be given as provided in Section 4 of this Article I to each shareholder of record on the new record date entitled to vote at such meeting.

Section 6.                      Closing of Transfer Books and Fixing Record Date.  For the purpose of determining shareholders entitled to notice of, or to vote at, any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other purpose, the board of directors may provide that the stock transfer books shall be closed for a stated period not to exceed, in any case, sixty days (or such longer period as may from time to time be permitted by law).  If the stock transfer books shall be closed for the purpose of determining shareholders entitled to notice of, or to vote at, a meeting of shareholders, such books shall be closed for at least ten days immediately preceding such meeting.

In lieu of closing the stock transfer books, the board of directors may fix in advance a date as the record date for any determination of shareholders, such date in any case to be not more than sixty days (or such longer period as may from time to time be permitted by law) and, in case of a meeting of shareholders, not less than ten days prior to the date on which the particular action requiring such determination of shareholders is to be taken.

If the stock transfer books are not closed and no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the board of directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders.

When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this Section 6, such determination shall apply to any adjournment thereof, unless the board of directors fixes a new record date for the adjourned meeting.

Section 7.                      Shareholder Quorum and Voting.

(a)           Quorum and General Voting Requirements. A majority of the total number of shares outstanding and entitled to vote, present in person or represented by proxy thereat, shall constitute a quorum at a meeting of shareholders for the transaction of business, except as otherwise provided by the Florida Business Corporation Act or by the Corporation's Articles of Incorporation, as amended and restated from time to time (the "Charter").  If a specified item of business is required to be voted on by a class or series of shares, a majority of the total number of shares outstanding and entitled to vote of such class or series, present in person or represented by proxy thereat, shall constitute a quorum at a meeting of shareholders for the transaction of such item of business by such class or series.  If, however, a quorum does not exist at a meeting, the holders of a majority of the shares present at such meeting and entitled to vote may adjourn the meeting from time to time, without notice other than by announcement at the meeting, until the requisite number of shares entitled to vote shall be present.  At any such adjourned meeting at which a quorum exists, any business may be transacted which might have been transacted at the meeting as originally noticed.  After a quorum has been established at a meeting, the subsequent withdrawal of shareholders, so as to reduce the number of shares entitled to vote at the meeting below the number required for a quorum, shall not affect the validity of any action taken at the meeting or any adjournment thereof.

For purposes of this Section 7, (1) shares entitled to vote on any item of business presented for action by shareholders at a meeting, present in person or represented by proxy thereat, shall be counted for purposes of establishing a quorum for the transaction of all business at such meeting, and (2) broker non-votes, if any, with respect to any item of business shall not count as shares entitled to vote on that item of business.

If a quorum exists, action on a matter (other than the election of directors) shall be approved by the shareholders of the Corporation if the votes cast by shareholders present in person or represented by proxy at the meeting and entitled to vote on the matter favoring such action exceed the number of votes cast by such shareholders opposing such action.

(b)           Election of Directors.  If a quorum exists, a nominee for director shall be elected to the board of directors if the votes cast for such nominee's election by shareholders present in person or represented by proxy at the meeting and entitled to vote on the matter exceed the votes cast by such shareholders against such nominee's election; provided, however, that if the number of persons considered by the shareholders for election as directors exceeds the total number of directors to be elected, directors shall be elected by a plurality of the votes cast; and further provided that all persons considered for election (other than those recommended for nomination by or at the direction of the board of directors or any duly authorized committee thereof) shall have met all applicable requirements and procedures in being placed in nomination and considered for election, including without limitation the requirements set forth in these bylaws and in all applicable laws, rules and regulations.

(c)           Notwithstanding the foregoing provisions of this Section 7, any item of business may require a greater or different vote (i) by express provision of the Florida Business Corporation Act or the Charter, or (ii) to the extent permitted by the Florida Business Corporation Act, by express provision of these bylaws or by action of the board of directors, in which event such greater or different vote requirement shall govern or, if so provided in such a requirement or action of the board of directors, shall apply in addition to the vote otherwise required.

Section 8.                      Inspectors of Election.  Prior to each meeting of shareholders, the board of directors shall appoint not less than one nor more than five inspectors of election who shall have such duties and perform such functions in connection with the meeting as shall be determined by the board of directors.

Section 9.                      Notice of Shareholder Business and Director Nominations.

(a) (1) General.  Nominations of persons for election to the board of directors of the Corporation and the proposal of any other business to be considered by the shareholders of the Corporation may be made at any annual meeting of shareholders, only (i) pursuant to the Corporation's notice of meeting (or any supplement thereto), (ii) by or at the direction of the board of directors (or any duly authorized committee thereof) or (iii) by any shareholder of the Corporation who (A) is a shareholder of record at the time of the giving of the notice provided for in this Section 9 and at the time of the annual meeting, (B) is entitled to vote at the annual meeting on the election of directors or proposal and (C) complies with the notice procedures set forth in this Section 9 as to such business or nomination.  Clause (iii) of this Section 9(a)(1) shall be the exclusive means for a shareholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and included in the Corporation’s notice of meeting) before an annual meeting of shareholders.

(2)  Timely Notice.  Without qualification or limitation, for any nominations or any other business to be properly brought before an annual meeting by a shareholder of the Corporation pursuant to Section 9(a)(1)(iii) hereof, the shareholder previously must have given timely notice thereof in proper written form (as more fully described in Section 9(a)(3) hereof) to the secretary of the Corporation and any such other business must constitute a proper matter for shareholder action. To be timely, a shareholder's notice must be delivered to the secretary of the Corporation in person or by facsimile, or sent by U.S. certified mail and received by the secretary of the Corporation, at the principal executive offices of the Corporation, not earlier than the opening of business on the 120th day prior and not later than the close of business on the 90th day prior to the first anniversary of the date of the Corporation’s immediately preceding annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days earlier or more than 60 days later than such first anniversary date, notice by the shareholder to be timely must be so delivered or received not earlier than the opening of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Corporation. In no event shall any adjournment or postponement of an annual meeting or the public announcement thereof commence a new time period (or extend any time period) for the giving of notice by a shareholder as described above.

(3) Notice in Proper Written Form.  To be in proper written form, a shareholder's notice to the secretary of the Corporation (whether given pursuant to Section 9(a) or Section 9(b) hereof) must set forth in writing:

(A) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

(i) the name and address of such shareholder as they appear on the Corporation’s books, and of such beneficial owner, if any;

(ii) information about all holdings or other interests in the Corporation’s securities, including without limitation:

(a) the class or series and number of shares of the Corporation which are, directly or indirectly, owned of record and/or owned beneficially by the shareholder and such beneficial owner, if any, and a representation that the shareholder and beneficial owner, if any, will notify the Corporation in writing of the class or series and number of such shares owned of record and beneficially as of the record date for the meeting, promptly following the later of the record date and the date notice of the record date is first publicly announced;

(b) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such shareholder and beneficial owner, if any, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation;

(c) any proxy, contract, arrangement, understanding or relationship pursuant to which such shareholder and beneficial owner, if any, has a right to vote any shares of any security of the Corporation;

(d) any short interest in any security of the Corporation (for purposes hereof, a person or entity shall be deemed to have a short interest in a security if such person or entity directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security);

(e) any rights to dividends on the shares of the Corporation owned beneficially by such shareholder and beneficial owner, if any, that are separated or separable from the underlying shares of the Corporation;

(f) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by (X) a general or limited partnership in which such shareholder and beneficial owner, if any, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner or (Y) a limited liability company in which such shareholder and beneficial owner, if any, is a managing member or, directly or indirectly, beneficially owns an interest in a managing member or (Z) another entity or enterprise in which such shareholder and beneficial owner, if any, serves in a similar management capacity or directly or indirectly, beneficially owns an interest in an entity or enterprise that serves in such a management capacity; and

(g) any performance-related fees (other than an asset-based fee) that such shareholder and beneficial owner, if any, is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by such shareholder’s and beneficial owner’s, if any, affiliates, any person or entity with whom such shareholder and beneficial owner, if any, is acting in concert or members of such shareholder’s and beneficial owner’s, if any, immediate family sharing the same household (which information shall be supplemented by such shareholder and beneficial owner, if any, not later than ten (10) days after the later of the record date for the annual meeting or the date on which the record date for the annual meeting is first publicly announced to disclose such ownership as of the record date);

(iii) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such annual meeting on the matter proposed and intends to appear in person or by proxy at such meeting to propose such nomination or other business;

(iv) if the shareholder intends to solicit proxies in support of such shareholder's proposal, a representation to that effect; and

(v) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

(B)  if the notice relates to any business that the shareholder proposes to bring before the meeting other than a nomination of a director or directors:

(i) a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration), the reasons for conducting such business at the meeting, any material interest of such shareholder and beneficial owner, if any, in such business and, in the event that such business includes a proposal to amend the Charter or by-laws of the Corporation, the language of the proposed amendment; and

(ii) a description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including the names of such persons) in connection with the proposal of such business by such shareholder.

(C) If the shareholder proposes to nominate a person for election to the board of directors, as to each such person whom the shareholder proposes to nominate:

 (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

(ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated by the Securities and Exchange Commission under Regulation S-K (or any successor rule or regulation) if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such “registrant”; and

(D)  with respect to each nominee for election to the board of directors, include a completed and signed questionnaire, representation and agreement as required by Article 1, Section 10 hereof.  The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

(4) Notwithstanding anything in Section 9(a)(2) above to the contrary, in the event that the number of directors to be elected to the board of directors at an annual meeting of the shareholders is increased in accordance with Article II, Section 2 and there is no public announcement naming all of the nominees for directors or specifying the size of the increased board of directors made by the Corporation at least 90 days prior to the first anniversary of the date of the immediately preceding annual meeting, a shareholder's notice required by this Section 9 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary of the Corporation in person or by facsimile, or sent by U.S. certified mail and received by the secretary of the Corporation, at the principal executive offices of the Corporation, not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(5) For purposes of this Section 9, (a) an “affiliate” of, or person “affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified, and (b) an “associate”, when used to indicate a relationship with any person, means (i) a corporation or organization of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Corporation or any of its subsidiaries.

(b) Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the board of directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation's notice of meeting (i) by or at the direction of the board of directors (or any duly authorized committee thereof) or (ii) provided that the board of directors has determined that directors shall be elected at such meeting, by any shareholder of the Corporation who (i) is a shareholder of record at the time of the giving of notice provided for in this Section 9 and at the time of the special meeting, (ii) is entitled to vote at the meeting for the election of directors and (iii) complies with the notice procedures set forth in this Section 9 as to such nomination. In the event a special meeting of shareholders is properly called by the Corporation for the purpose of electing one or more directors to the board of directors, any such shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation's notice of meeting, if the shareholder’s notice required by Sections 9(a)(2) and 9(a)(3) hereof with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Section 9(a)(3)(D) hereof) shall be delivered to the secretary of the Corporation in person or by facsimile, or sent by U.S. certified mail and received by the secretary of the Corporation, at the principal executive offices of the Corporation, not earlier than the opening of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made by the Corporation of the date of such special meeting and of the fact that directors are to be elected. In no event shall any adjournment or postponement of a special meeting or the public announcement thereof commence a new time period (or extend any time period) for the giving of notice by a shareholder as described above.

(c) If the notice requirements set forth in this Section 9 are satisfied by a shareholder and such shareholder's nominee or proposal has been included in a proxy statement that has been prepared by management of the Corporation to solicit proxies for the applicable meeting of shareholders and such shareholder does not appear or send a qualified representative to present such nominee or proposal at such meeting, the Corporation need not present such nominee or proposal for a vote at such meeting notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 9, to be considered a qualified representative of the shareholder, a person must be authorized by a writing executed by such shareholder or an electronic transmission (as defined in the Florida Business Corporation Act) delivered by such shareholder to the secretary of the Corporation (in the case of a writing, delivered in person or by facsimile, or sent by U.S. certified mail and received, at the principal executive offices of the Corporation) to act for such shareholder as proxy at the meeting of shareholders and such person must produce such writing or electronic transmission, or a reliable printed reproduction of such writing or electronic transmission, at the meeting of shareholders.

(d) Except as otherwise provided in the Corporation’s Charter, only such persons as are nominated in accordance with the procedures set forth in this Article I, Section 9 or are chosen to fill any vacancy occurring in the board of directors in accordance with Article II, Section 3 shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Article I, Section 9.  Except as otherwise provided by law, the Charter or these bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Article 1, Section 9, and, if any proposed nomination or business is not in compliance with this Article 1, Section 9, to declare that such defective proposal or nomination shall be disregarded.

(e) For purposes of this Section 9, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Services, Associated Press or comparable national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder, or posted on the Corporation’s website.

(f) Notwithstanding the foregoing provisions of this Section 9, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder, and all applicable rules and requirements of the NYSE or, if the Corporation's shares are not listed on the NYSE, the applicable rules and requirements of the primary securities exchange or quotation system on which the Corporation's shares are listed or quoted, in each case with respect to the matters set forth in this Section 9; provided, however, that any references in these bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 9(a)(1)(iii) or Section 9(b) hereof. Nothing in this Section 9 shall be deemed to affect any rights (i) of shareholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act or (ii) of the holders of any series of stock having preference over the common stock as to dividends or upon liquidation, if and to the extent provided for under law, the Charter or these bylaws.

Section 10.                      Submission of Questionnaire, Representation and Agreement.

To be eligible to be a nominee for initial election as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 9 of this Article I) to the secretary of the Corporation in person or by facsimile, or sent by U.S. certified mail and received by the secretary of the Corporation, at the principal executive offices of the Corporation, a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the secretary upon written request) and a written representation and agreement (in the form provided by the secretary upon written request) that such person

(i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a "Voting Commitment") that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such person's ability to comply, if elected as a director of the Corporation, with such person's fiduciary duties under applicable law,

(ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and

(iii) in such person's individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with, applicable law and all applicable publicly disclosed corporate governance, business conduct, ethics, conflict of interest, corporate opportunities, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

ARTICLE II.  DIRECTORS

Section 1.                      Function.  All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, the board of directors.

Section 2.                      Number.  The number of directors of the Corporation shall not be less than three nor more than sixteen.  The authorized number of directors, within the limits above specified, shall be determined by the affirmative vote of a majority of the entire board of directors given at a regular or special meeting thereof.  No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

At each annual meeting the shareholders shall elect directors to hold office until the next succeeding annual meeting.  Each director so elected shall hold office for the term of which he or she is elected and until his or her successor shall have been elected and qualified or until his or her earlier resignation, retirement, removal from office or death.  No person who shall have attained the age of 72 years by the date of election shall be eligible for election as a director of the Corporation, provided, however, that the board of directors is authorized, in circumstances it deems appropriate and by unanimous approval of all of the directors then in office (except the director whose qualification is the subject of the action), to render a director then in office (the “Affected Director”) eligible for election as a director of the Corporation until either the date of election next following the Affected Director’s 73rd birthday or the date of election next following the Affected Director’s 74th birthday, and no director who shall have attained the age of 70 years by the date of election shall be eligible for election as chairman of the board of directors; provided, however, that these limitations shall not be applied in a manner which would cause the involuntary retirement of an employee of the Corporation.

Section 3.                      Vacancies.  Any vacancy occurring in the board of directors, including any vacancy created by reason of an increase in the number of directors, shall be filled only by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the next annual meeting of shareholders.

Section 4.                      Removal.  A director may be removed by the majority vote of the entire board of directors.  A director may also be removed by shareholders, but only for cause and only by the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of Voting Stock (as defined in the Charter), voting together as a single class.  Except as may otherwise be provided by law, cause for removal shall be construed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or has been adjudged by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his or her duty to the Corporation in a matter of substantial importance to the Corporation, and such adjudication is no longer subject to direct appeal.

Notwithstanding the foregoing, and except as otherwise provided by law, in the event that holders of any class or series of Preferred Stock are entitled, voting separately as a class, to elect one or more directors, the provisions of this Section 4 shall apply, in respect to the removal of a director so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares of Voting Stock voting together as a single class.

Section 5.                      Quorum and Voting.  A majority of the number of directors fixed by, or in the manner provided in, these bylaws shall constitute a quorum for the transaction of business; provided, however, that whenever, for any reason, a vacancy occurs in the board of directors, the quorum shall consist of a majority of the remaining directors until the vacancy has been filled.  The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors.

Section 6.                      Executive and Other Committees.  The board of directors, by resolution adopted by a majority of the entire board of directors, may designate from among its members an executive committee and one or more other committees.  Each committee of the board of directors shall have such powers and functions as may be delegated to it by resolution adopted by the entire board of directors, except as prohibited by law.

The board of directors, by resolution adopted in accordance with this Section 6, shall designate a chairman for each committee it establishes who shall preside at all meetings of the committee and who shall have such additional duties as shall from time to time be designated by the board of directors.

The board of directors, by resolution adopted in accordance with this Section 6, may designate one or more directors as alternate members of any such committee, who may act in the place and stead of any absent member or members at any meeting of such committee.

Section 7.                      Meetings.  Regular meetings of the board of directors shall be held without notice at the location of and immediately after the adjournment of the annual meeting of shareholders in each year, and at such other time and place, as may be determined by the board of directors.  Notice of the time and place of special meetings of the board of directors shall be given to each director either by personal delivery, e-mail, facsimile, reputable overnight delivery service, telegram, cablegram, or by telephone at least two days prior to the meeting.  Notice may also be given through the postal service if mailed at least five days prior to the meeting.

Notice of a meeting of the board of directors need not be given to any director who signs a waiver of notice either before or after the meeting.  Attendance of a director at a meeting shall constitute a waiver of notice of such meeting and a waiver of any and all objections to the place of the meeting, the time of the meeting, or the manner in which it has been called or convened, except when a director states, at the beginning of the meeting, any objection to the transaction of business because the meeting is not lawfully called or convened.

Except as otherwise provided in the Charter, neither the business to be transacted at, nor the purpose of, any regular or special meeting of the board of directors need be specified in the notice or waiver of notice of such meeting.

A majority of the directors present, whether or not a quorum exists, may adjourn any meeting of the board of directors to another time and place.  Notice of any such adjourned meeting shall be given to the directors who were not present at the time of the adjournment and, unless the time and place of the adjourned meeting are announced at the time of adjournment, to the other directors.

Meetings of the board of directors may be called by the chairman of the board, the president, or by any two directors.  Regular meetings of committees shall be held on the schedule approved by the Board.  Special meetings of committees may be called by the chairman of the board, the chairman of such committee or any two members of such committee.

Members of the board of directors may participate in a meeting of such board by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time.  Participation by such means shall constitute presence in person at a meeting.

Meetings of the board of directors shall be presided over by the chairman of the board, or if such position is vacant or such person is absent, by the lead director (if such a position shall have been duly established by the board of directors), or, if such position is vacant or such person is absent, by the chief executive officer designated as such by the board of directors pursuant to Article III, Section 1 of these bylaws.  If none of the chairman of the board, the lead director or the chief executive officer is present, the directors shall elect a chairman for the meeting from one of their members present.

Section 8.                      Action Without a Meeting.  Any action required to be taken at a meeting of the directors or any action which may be taken at a meeting of the directors or a committee thereof, may be taken without a meeting if a consent in writing, setting forth the action so to be taken, signed by all of the directors or all the members of the committee, as the case may be, is filed in the minutes of the proceedings of the board or of the committee.  Such consent shall have the same effect as a unanimous vote.

ARTICLE III.  OFFICERS

Section 1.                      Types.  The officers of the Corporation shall consist of a chairman of the board, a president, a secretary, a treasurer and such vice presidents and other officers as may be appointed by the board of directors or by a duly appointed officer authorized by these bylaws or by resolution of the board of directors to appoint officers.

The chief executive officer of the Corporation shall be either the chairman of the board or the president as determined by the board of directors.

The chief executive officer of the Corporation shall have the authority to appoint one or more assistant treasurers, assistant controllers and assistant secretaries.

Section 2.                      Appointment and Term.  The officers of the Corporation shall be appointed by the board of directors or by a duly appointed officer authorized to appoint officers.  Each officer shall hold office until the first board of directors meeting immediately following the annual shareholders' meeting next occurring after his or her appointment to office and until his or her successor shall have been appointed or until his or her earlier resignation, retirement, removal from office or death.

Section 3.                      Duties.  All officers of the Corporation shall have such authority and shall perform such duties as generally pertain to their respective offices and shall have such additional authority and perform such additional duties as may from time to time be determined by resolution of the board of directors.

Section 4.                      Removal of Officers.  Any officer may be removed by the board of directors at any time with or without cause.  Any officer appointed by the chief executive officer may be removed by the chief executive officer at any time with or without cause.

Removal of any officer shall be without prejudice to the contract rights, if any, of the person so removed; provided, however, the appointment of any officer shall not of itself create contract rights.

ARTICLE IV.  STOCK CERTIFICATES

Shares in the Corporation may but need not be represented by certificates.  Certificates representing shares in the Corporation shall be signed by the chairman of the board, the chief executive officer, the president or a vice president and by the secretary or an assistant secretary.  In addition, such certificates may be signed by a transfer agent or a registrar (other than the Corporation itself) and may be sealed with the seal of the Corporation or a facsimile thereof.  Any or all of the signatures on such certificates may be facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of its issuance.

Each certificate representing shares shall state upon the face thereof:  the name of the Corporation; that the Corporation is organized under the laws of Florida; the name of the person or persons to whom issued; and the number and class of shares and the designation of the series, if any, which such certificate represents.

The board of directors of the Corporation may authorize the issuance of some or all of the shares of any or all of its classes or series without certificates. Any such authorization shall not affect shares already represented by certificates until they are surrendered to the Corporation.

ARTICLE V. DIVIDENDS

The board of directors of the Corporation may, from time to time, declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and by the Charter.

ARTICLE VI.  INDEMNIFICATION/ADVANCEMENT OF EXPENSES

Section 1.                      Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or was or is called as a witness or was or is otherwise involved in any Proceeding in connection with his or her status as an Indemnified Person, shall be indemnified and held harmless by the Corporation to the fullest extent permitted under the Florida Business Corporation Act (the "Act"), as the same now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the Act permitted the Corporation to provide prior to such amendment).  Such indemnification shall cover all expenses incurred by an Indemnified Person (including, but not limited to, attorneys' fees and other expenses of litigation) and all liabilities and losses (including, but not limited to, judgments, fines, ERISA or other excise taxes or penalties and amounts paid or to be paid in settlement) incurred by such person in connection therewith.

Notwithstanding the foregoing, except with respect to indemnification specified in Section 3 of this Article VI, the Corporation shall indemnify an Indemnified Person in connection with a Proceeding (or part thereof) initiated by such person only if authorization for such Proceeding (or part thereof) was not denied by the board of directors of the Corporation prior to 60 days after receipt of notice thereof from such person.

For purposes of this Article VI:

(i) a "Proceeding" is an action, suit or proceeding, whether civil, criminal, administrative or investigative, and any appeal therefrom;

(ii) an "Indemnified Person" is a person who is, or who was (whether at the time the facts or circumstances underlying the Proceeding occurred or were alleged to have occurred or at any other time), (A) a director or officer of the Corporation, (B) a director, officer or other employee of the Corporation serving as a trustee or fiduciary of an employee benefit plan of the Corporation, (C) an agent or non-officer employee of the Corporation as to whom the Corporation has agreed to grant such indemnity, or (D) serving at the request of the Corporation in any capacity with any entity or enterprise other than the Corporation and as to whom the Corporation has agreed to grant such indemnity.

Section 2.                      Expenses.  Expenses, including attorneys' fees, incurred by an Indemnified Person in defending or otherwise being involved in a Proceeding in connection with his or her status as an Indemnified Person shall be paid by the Corporation in advance of the final disposition of such Proceeding, including any appeal therefrom, (i) in the case of (A) a director or officer, or former director or officer, of the Corporation or (B) a director, officer or other employee, or former director, officer or other employee, of the Corporation serving as a trustee or fiduciary of any employee benefit plan of the Corporation, upon receipt of an undertaking ("Undertaking") by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation; or (ii) in the case of any other Indemnified Person, upon such terms and as the board of directors, the chairman of the board or the president of the Corporation deems appropriate.

Notwithstanding the foregoing, in connection with a Proceeding (or part thereof) initiated by such person, except a Proceeding authorized by Section 3 of this Article VI, the Corporation shall pay said expenses in advance of final disposition only if authorization for such Proceeding (or part thereof) was not denied by the board of directors of the Corporation prior to 60 days after receipt of a request for such advancement accompanied by an Undertaking.

A person to whom expenses are advanced pursuant to this Section 2 shall not be obligated to repay such expenses pursuant to an Undertaking until the final determination of any pending Proceeding in a court of competent jurisdiction concerning the right of such person to be indemnified or the obligation of such person to repay pursuant to such Undertaking.

Section 3.                      Protection of Rights.  If a claim for indemnification under Section 1 of this Article VI is not promptly paid in full by the Corporation after a written claim has been received by the Corporation or if expenses pursuant to Section 2 of this Article VI have not been promptly advanced after a written request for such advancement accompanied by an Undertaking has been received by the Corporation (in each case, except if authorization thereof was denied by the board of directors of the Corporation as provided in Article VI, Section 1 and Section 2, as applicable), the Indemnified Person may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or the advancement of expenses.  If successful, in whole or in part, in such suit, such Indemnified Person shall also be entitled to be paid the reasonable expense thereof.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required Undertaking has been tendered to the Corporation) that indemnification of the Indemnified Person is prohibited by law, but the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its shareholders) to have made a determination, if required, prior to the commencement of such action that indemnification of the Indemnified Person is proper in the circumstances, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its shareholders) that indemnification of the Indemnified Person is prohibited, shall be a defense to the action or create a presumption that indemnification of the Indemnified Person is prohibited.

Section 4.                      Miscellaneous.

(i) Power to Request Service and to Grant Indemnification.  The chairman of the board or the president or the board of directors may request any director, officer, agent or employee of the Corporation to serve as its representative in the position of a director or officer (or in a substantially similar capacity) of an entity or enterprise other than the Corporation, and may grant to such person indemnification by the Corporation as described in Section 1 of this Article VI.

(ii) Non-Exclusivity of Rights.  The rights conferred on any person by this Article VI shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Charter, bylaw, agreement, vote of shareholders or disinterested directors or otherwise.  The board of directors shall have the authority, by resolution, to provide for such indemnification of employees or agents of the Corporation or others and for such other indemnification of directors, officers, employees or agents as it shall deem appropriate.

(iii) Insurance Contracts and Funding.  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of or person serving in any other capacity with, the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including serving as a trustee or fiduciary of any employee benefit plan) against any expenses, liabilities or losses, whether or not the Corporation would have the power to indemnify such person against such expenses, liabilities or losses under the Act.  The Corporation may enter into contracts with any director, officer, agent or employee of the Corporation in furtherance of the provisions of this Article VI, and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect the advancing of expenses and indemnification as provided in this Article VI.

(iv) Contractual Nature.  The provisions of this Article VI shall continue in effect as to a person who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the heirs, executors and administrators of such person.  This Article VI shall be deemed to be a contract between the Corporation and each person who, at any time that this Article VI is in effect, serves or served in any capacity which entitles him or her to indemnification hereunder and any repeal or other modification of this Article VI or any repeal or modification of the Act, or any other applicable law shall not limit any rights of indemnification with respect to Proceedings in connection with which he or she is an Indemnified Person, or advancement of expenses in connection with such Proceedings, then existing or arising out of events, acts or omissions occurring prior to such repeal or modification, including without limitation, the right to indemnification for Proceedings, and advancement of expenses with respect to such Proceedings, commenced after such repeal or modification to enforce this Article VI with regard to Proceedings arising out of acts, omissions or events arising prior to such repeal or modification.

(v) Savings Clause.  If this Article VI or any portion hereof shall be invalidated or held to be unenforceable on any ground by any court of competent jurisdiction, the decision of which shall not have been reversed on appeal, the Corporation shall nevertheless (A) indemnify each Indemnified Person as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and (B) advance expenses in accordance with Section 2 of this Article VI, in each case with respect to any Proceeding in connection with which he or she is an Indemnified Person, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated or held to be unenforceable and as permitted by applicable law.

ARTICLE VII.  ACTION WITH RESPECT TO
SECURITIES OF OTHER CORPORATIONS

Unless otherwise directed by the board of directors, the chief executive officer or his or her designee shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of shareholders of or with respect to any action of shareholders of any other corporation in which the Corporation may hold securities and to otherwise exercise any and all rights and powers which the Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE VIII.  AMENDMENT

The power to adopt, alter, amend or repeal bylaws shall be vested in the board of directors.  Bylaws adopted by the board of directors may be repealed or changed, and new bylaws may be adopted by shareholders only if such repeal, change or adoption is approved by the affirmative vote of the holders of at least 75% of the then outstanding Voting Stock (as defined in the Charter), voting together as a single class.

ARTICLE IX.  CONTINUING EFFECT OF BYLAW PROVISIONS

Any provisions contained in these bylaws which, at the time of its adoption, was authorized or permitted by applicable law shall continue to remain in full force and effect until such time as such provision is specifically amended in accordance with these bylaws, notwithstanding any subsequent modification of such law (except to the extent such bylaw provision expressly provides for its modification by or as a result of any such subsequently enacted law).

(Amended and restated effective May 21, 2010)